Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan and Viking Holdings Ltd 2024 Employee Share Purchase Plan of our reports dated March 3, 2026, with respect to the consolidated financial statements of Viking Holdings Ltd and the effectiveness of internal control over financial reporting of Viking Holdings Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

March 3, 2026